Exhibit 3

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this "Agreement"), dated this 11th day of January, 2012, is by and among First Financial Northwest, Inc. (the "Company"), Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value Partners II, L.P., Stilwell Value Partners VI, L.P., Stilwell Value Partners VII, L.P., Stilwell Value LLC, Stilwell Associates Insurance Fund of The S.A.L.I.  Multi-Series Fund L.P., Stilwell Advisers LLC, and Joseph Stilwell, an individual, and their employees and representatives (collectively, the "Stilwell Group") and Spencer L. Schneider, a director nominee of the Stilwell Group ("Schneider").

WHEREAS, the Company has agreed to place Schneider on its board of directors;

WHEREAS, the Company, the Stilwell Group and Schneider have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW THEREFORE, for good and valuable consideration, the parties hereto mutually agree as follows:

1.         In connection with Schneider serving on the Company's board, Schneider and other Company employees, directors, and agents may divulge nonpublic information concerning the Company and its subsidiaries to the Stilwell Group and such information may be shared among the Stilwell Group's employees and agents who have a need to know such information.  The Stilwell Group expressly agrees to maintain all nonpublic information concerning the Company and its subsidiaries in confidence.  The Stilwell Group expressly acknowledges that federal and state securities laws may prohibit a person from purchasing or selling securities of a company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities, while the first-mentioned person is in possession of material nonpublic information about such company.  The Stilwell Group agrees to comply with the Company's insider trading and disclosure policies, as in effect from time to time, to the same extent as if it were a director of the Company.  To the extent the nonpublic information concerning the Company and its subsidiaries received by the Stilwell Group is material, this Agreement is intended to satisfy the confidentiality agreement exclusion of Regulation FD of the Securities and Exchange Commission (the "SEC") set forth in Section 243.100(b)(2)(ii) of Regulation FD.

2.         Each of the Stilwell Group and Schneider represents and warrants to the Company that this Agreement has been duly and validly authorized (in the case of the entity members of the Stilwell Group), executed and delivered by them, and is a valid and binding agreement enforceable against them in accordance with its terms.

3.         Schneider hereby further represents and warrants to the Company that: (a) he satisfies all of the qualifications to be a director of the Company as set forth in Article III, Section 4 of the Company's bylaws and any additional applicable qualifications under the laws of the State of Washington or under the regulations of any bank regulatory authority, and that he is not in any way precluded from serving as a director by order or other action of any court, regulatory or other governmental authority; and (b) no event has occurred with respect to Schneider that would require disclosure in a document filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, under Item 401(f) of SEC Regulation S-K.

4.         The Stilwell Group acknowledges that with regard to its obligations to maintain the confidentiality of nonpublic information of the Company and its subsidiaries, monetary damages may not be a sufficient remedy for any breach or threatened breach of this Agreement and that, in addition to all other remedies, the Company may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for such breach, and in conjunction therewith the Company shall not be required to post any bond.

5.         This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

6.         This Agreement shall be governed by, and construed in accordance with the laws of the State of Washington, without regard to choice of law principles that may otherwise compel the application of the laws of any other jurisdiction. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts sitting in the State of Washington to resolve any dispute arising from this Agreement and waives any defense of inconvenient or improper forum.

7.         The terms and provisions of this agreement shall be deemed severable, and in the event any term or provision hereof or portion thereof is deemed or held to be invalid, illegal or unenforceable, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties, and, in any event, the remaining terms and provisions of this agreement shall nevertheless continue and be deemed to be in full force and effect and binding upon the parties.

8.         All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

9.         This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.       This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the undersigned as of the day and year first above written.

THE STILWELL GROUP		FIRST FINANCIAL NORTHWEST, INC.

By:	/s/ Joseph Stilwell	By:	/s/ Victor Karpiak
	Joseph Stilwell		Victor Karpiak, Chairman, President and Chief Executive Officer

SPENCER L. SCHNEIDER

/s/ Spencer L. Schneider
Spencer L. Schneider